Exhibit 10.1

Loan No. ___________

BALLOON PROMISSORY NOTE

(Address)

$	Date:

         FOR VALUE RECEIVED, WM LIMITED PARTNERSHIP - 1998, a Michigan limited partnership doing business as Wendy’s of Michigan (“Borrower”), promises to pay to the order of GE CAPITAL FRANCHISE FINANCE CORPORATION, a Delaware corporation (“Payee”; Payee and any subsequent holder of this Promissory Note (this “Note”) being referred to herein as “Holder”), at Payee’s office at 17207 North Perimeter Drive, Scottsdale, Arizona 85255, or at such other address as Holder may from time to time designate in writing, the principal sum of                Dollars ($                ) together with interest from the date the proceeds of the loan (the “Loan”) evidenced by this Note are initially disbursed (including, without limitation, disbursement into an escrow for the benefit of Borrower) until Maturity (as defined below) on the principal balance from time to time remaining unpaid hereon at a floating or variable rate as set forth below.

         From and after the date hereof (until Maturity or the occurrence of an Event of Default, as hereinafter provided), interest shall accrue on the principal balance outstanding hereunder at a floating or variable rate (the “Variable Rate”) equal to two hundred fifty-five (255) basis points in excess of the one month yield for thirty (30) day London Interbank Offered Rate (LIBOR) on the last business day of each month as published in The Wall Street Journal; provided, however, that if LIBOR is no longer published in The Wall Street Journal or if the method for compiling LIBOR is, as determined in Holder’s sole discretion, materially altered, then Holder shall select such replacement of LIBOR as Holder in its sole discretion determines most closely approximates LIBOR. As of the date hereof, the Variable Rate is Four and thirty-four hundredths percent (4.34%) per annum (the “Initial Rate”). Interest shall be computed on the basis of a 360-day year composed of twelve (12) months of thirty (30) days.

         A single payment of interest only, representing interest through              , at the Initial Rate shall be due on the date that funds are advanced hereunder. Thereafter, principal and interest shall be payable monthly, in arrears, in one hundred twenty (120) consecutive monthly installments of principal plus accrued interest at the Variable Rate, beginning on                    , and continuing on the first day of each calendar month thereafter until                  (“Maturity”), at which time all unpaid principal, together with accrued but unpaid interest, shall be due and payable. Payments shall be applied first to the accrued interest and other charges due hereunder and the remainder to principal. The monthly installments shall be level during a “Payment Period”, which is the period beginning on the first day of January and ending on the last day of December of the same calendar year. The initial level monthly payments for the first Payment Period shall be equal to $            until the first “Payment Reset Date”, which is the first day of January of each calendar year. On the first Payment Reset Date, and on each succeeding Payment Reset Date thereafter, the level monthly payment to be paid by Borrower shall be adjusted for the next succeeding Payment Period based on the “Payment Reset Calculation”, which is the level monthly payment calculated by the full amortization of the outstanding principal amount of this Note on the Payment Reset Date at the Variable Rate as determined on the first business day of December prior to the next Payment Period over the remaining originally scheduled “amortization term” (as hereinafter defined) of this Note. A substantial payment will be due at Maturity, as the principal face amount of this Note shall be amortized over a period of two hundred forty (240) months (the “amortization term”).

         At any time from the first day of the seventh (7th) month through the last day of the twenty-fourth (24th) month following the date of this Note, upon ten (10) days’ written notice to Holder, Borrower shall have the right to convert the Variable Rate to a fixed rate of interest (the “Fixed Rate”) equal to two hundred thirty-one (231) basis points in excess of the then-current weekly average yield for ten (10)-year U.S. Dollar Interest Rate Swaps, as published in Federal Reserve Statistical Release H.15 [519] (the “Index”). The date on which the Fixed Rate is set shall be referred to herein as the “Conversion Date”. Upon the Conversion Date, the monthly payment due hereunder shall be adjusted to an amount equal to the amount which would fully amortize the then-outstanding principal balance of this Note at such Fixed Rate over the remaining amortization term.

         If any payment shall not be received by Holder within ten (10) days after its due date, Borrower shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.

         Upon not less than thirty (30) days’ advance written notice to Holder and upon payment of a Prepayment Premium (as defined below), Borrower shall have the right to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date with the payment of the following prepayment fees:

Number of Months Remaining 120 - 109 108 - 97 96 - 85 Thereafter	Applicable % Of Amount Prepaid 3.0% 2.0% 1.0% 0.0%

The prepayment fees described above shall be waived in the event of a sale of the Property (as hereinafter defined) in bona-fide arm’s length transaction to an unrelated third party, provided that the purchase of the Property by an unrelated third party is financed by Holder. If such purchase is not financed by Holder, then the prepayment fee described above shall be 1.0% for the first twenty-four months following the date of this Note, and shall be 0% thereafter.

         In addition to the foregoing, if the Fixed Rate is in effect, Borrower must also pay a prepayment premium as set forth below (the “Prepayment Premium”) in order to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date. The Prepayment Premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of ten (10) year U.S. Dollar Interest Rate Swaps (as published in the Index) from the Conversion Date, to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable premium factor (the “Premium Factor”), and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from the Conversion Date, to the Friday immediately preceding the prepayment date, no Prepayment Premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:

No. Mos. Remaining 120 - 109 108 - 97 96 - 85 84 - 73 72 - 61 60 - 49 48 - 37 36 - 25 24 - 13 12 - 1	(Years) (10) (9) (8) (7) (6) (5) (4) (3) (2) (1)	Premium Factor .070 .065 .060 .054 .048 .042 .036 .029 .022 .013

If the Federal Reserve Board ceases to publish Statistical Release H.15 [519], then the decrease in the weekly average yield of ten (10)-year U.S. Dollar Interest Rate Swaps will be determined from another source designated by Holder.

        If Holder at any time accelerates this Note after an Event of Default (defined below), then Borrower shall be obligated to pay the Prepayment Premium in accordance with the foregoing schedule. The Prepayment Premium shall not be payable in the case of an assumption of the Loan (if permitted by Holder pursuant to the terms of the Security Instrument (as hereinafter defined)), nor with respect to condemnation awards or insurance proceeds from fire or other casualty which Holder applies to prepayment, nor with respect to Borrower’s prepayment of the Note in full during the last three (3) months of the term of this Note unless an Event of Default has occurred and is continuing. Borrower expressly acknowledges that such Prepayment Premium is not a penalty but is intended solely to compensate Holder for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by Holder.

        Holder shall have full recourse against Borrower for all sums due under this Note and for all the representations, warranties, indemnities and covenants in the Mortgage (“Security Instrument”) covering the property (the “Property”) securing this Note and all other documents executed or delivered in connection herewith (the “Loan Documents”).

        Each of the following shall constitute an Event of Default (“Event of Default”) hereunder and under the Security Instrument:

        (a)    Failure of Holder to receive any payment of principal, interest, or Prepayment Premium upon this Note within five (5) days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Holder shall not be entitled to exercise its rights and remedies unless and until Holder shall have given Borrower notice thereof and a period of five (5) days from the delivery of such notice shall have elapsed without such Event of Default being cured; or

         (b)    The occurrence of an “Event of Default” under any Loan Document (other than this Note).

         Upon the occurrence of any Event of Default, Holder shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and Holder may exercise any of its rights under this Note and any document executed or delivered herewith. After acceleration or maturity, Borrower shall pay interest on the outstanding principal balance of this Note at the rate of five percent (5.00%) per annum above the prime rate, as published in the Wall Street Journal (or if the Wall Street Journal shall cease to publish the prime rate of interest, another comparable source selected by Holder in its reasonable discretion) , or fifteen percent (15.00%) per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law (the “Default Rate”).

         All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts.

         If this Note is placed in the hands of an attorney for collection, Borrower shall pay reasonable attorneys’ fees and costs incurred by Holder in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, reasonable attorneys’ fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

         This Note shall be governed and construed in accordance with the laws of the State of Arizona applicable to contracts made and to be performed therein (excluding choice-of-law principles). Borrower hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Arizona in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

         This Note is given in a commercial transaction for business purposes.

         This Note may be declared due prior to its expressed maturity date, all in the events, on the terms, and in the manner provided for in the Security Instrument.

         Borrower and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices except those for which the Loan Documents expressly provide, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that Holder shall not be required to first institute suit or exhaust its remedies hereon against Borrower or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by Holder with any person now or hereafter liable for the payment of this Note, even if Borrower is not a party to such agreement.

         Borrower authorizes Holder or its agent to insert in the spaces provided herein the appropriate interest rate and the payment amounts as of the date of the initial advance hereunder.

         All agreements between Borrower and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to Holder exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the maximum amount permissible under applicable law, the interest payable to Holder shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the outstanding principal balance hereof, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to Borrower. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. Holder expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements between Borrower and Holder.

         WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVE ANY AND ALL RIGHTS THAT EACH PARTY TO THIS NOTE MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR THE STATE OF MICHIGAN, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISING DIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING. BORROWER UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

TIME IS OF THE ESSENCE HEREOF.

         IN WITNESS WHEREOF, Borrower has executed or caused this Note to be executed by its duly authorized general partner under seal as of the year and day first written above.

BORROWER: WM LIMITED PARTNERSHIP - 1998, a Michigan limited partnership By its sole general partner, RES Management, LLC, a Michigan limited liability company By: Robert E. Schermer, Jr. [SEAL]